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                                                                                                                      Exhibit 12.01


                                                       CARDINAL HEALTH, INC.
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                                     Three Months
                                                                                                                        Ended
                                             March 31,     March 31,     March 31,      June 30,       June 30,     September 30,
                                               1991          1992           1993          1994           1995            1995
                                           ------------  ------------  -------------  -------------  -------------  --------------
   Earnings from continuing operations
     before income taxes                   $ 45,393,000  $ 64,514,000  $  85,257,000  $  92,659,000  $ 171,570,000   $ 40,023,000

   Add-Fixed Charges:
     Interest Expense                        26,623,000    25,881,000     26,623,000     18,140,000     19,341,000      4,140,000
     Interest Capitalized                       271,000       163,000
     Amortization of Debt Offering Costs        500,000     2,272,000        267,000        220,000        302,000         74,000
     Interest Portion of Rent Expense         3,815,000     4,212,000      4,874,000      5,307,000      5,522,000      1,447,000
     Preferred Stock Dividend Requirement     3,130,000     3,360,000      3,327,000      2,429,000
                                           ------------  ------------  -------------  -------------  -------------   ------------


   Total Fixed Charges                       34,339,000    35,888,000     35,091,000     26,096,000     25,165,000      5,661,000

   Less: Interest Capitalized                  (271,000)     (163,000)
         Preferred Stock Dividend
         Requirement                         (3,130,000)   (3,360,000)    (3,327,000)    (2,429,000)
                                            -----------   -----------   -------------   ------------- ------------- ---------------

   Earnings as Adjusted                    $ 76,331,000  $ 96,879,000  $ 117,021,000  $ 116,326,000  $ 196,735,000   $ 45,684,000
                                           ============  ============  =============  =============  =============   ============

   Ratio of Earnings to Fixed Charges            2.2           2.7           3.3            4.5            7.8            8.1
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